Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2017 Financial Results

- Q4 Net Revenues up 11% to $244.7 Million (Non-GAAP Gross Revenues up 14%) -

VANCOUVER, Washington, February 27, 2018 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights vs. Year-Ago Quarter

•	Net revenues up 11% to $244.7 million.

•	Non-GAAP gross revenues up 14% to $1.4 billion.

•	Net income up 30% to $10.5 million, or $1.38 per diluted share, compared to net income of $8.0 million, or $1.08 per diluted share.

Full Year 2017 Financial Highlights vs. 2016

•	Net revenues up 9% to $920.4 million.

•	Non-GAAP gross revenues up 13% to $5.3 billion.

•	Net income up 34% to $25.2 million, or $3.33 per diluted share, compared to net income of $18.8 million, or $2.55 per diluted share.

“We had a strong finish to a strong year which is setting us up well for 2018 and beyond,” said Michael Elich, president and CEO of BBSI. “We delivered solid growth across all of our markets and added an additional 120 net new clients in the quarter for a total of 693 net new for the year. These results continue to be driven by the value we bring to our clients every day, our better-than-90% retention rate and the width of new business pipelines.”

Fourth Quarter 2017 Financial Results

Net revenues in the fourth quarter of 2017 increased 11% to $244.7 million compared to $221.1 million in the fourth quarter of 2016.

Total non-GAAP gross revenues in the fourth quarter increased 14% to $1.4 billion compared to $1.3 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease from staffing revenues.

Net income for the fourth quarter of 2017 increased 30% to $10.5 million, or $1.38 per diluted share, compared to net income of $8.0 million, or $1.08 per diluted share, in the year-ago quarter.

Full Year 2017 Financial Results

Net revenues in 2017 increased 9% to $920.4 million compared to $840.6 million in 2016.

Total non-GAAP gross revenues increased 13% to $5.3 billion compared to $4.7 billion in 2016. The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenues.

Net income in 2017 was $25.2 million or $3.33 per diluted share compared to $18.8 million or $2.55 per diluted share in 2016. Net income for 2017 included approximately $0.10 per diluted share in costs associated with accounting and securities law issues compared to $0.69 in 2016.

Outlook

For the full year 2018, the Company expects diluted earnings per share to be approximately $4.45. This assumes approximately $0.06 per diluted share in estimated costs associated with outstanding accounting and securities law issues, as well as a lower effective tax rate of approximately 20% resulting from the passage of the Tax Cuts and Jobs Act.

BBSI expects non-GAAP gross revenues for the next 12-month period (through December 31, 2018) to increase approximately 14%.

Conference Call

BBSI will conduct a conference call tomorrow, February 28, 2018 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2017. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, February 28, 2018

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-866-548-4713

International dial-in number: 1-323-794-2093

Conference ID: 9063671

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 28, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 9063671

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
Non-GAAP (in thousands)	December 31,		December 31,
	2017	2016	2017	2016
Gross revenues:
Professional employer services	$1,387,389	$1,211,584	$5,138,298	$4,526,225
Staffing services	43,995	44,856	162,386	166,662
Total gross revenues	1,431,384	1,256,440	5,300,684	4,692,887
Gross cost of revenues:
Direct payroll costs	1,210,852	1,061,743	4,469,845	3,951,021
Payroll taxes and benefits	100,419	88,334	404,687	357,867
Workers' compensation	71,163	63,026	267,621	238,463
Total gross cost of revenues	1,382,434	1,213,103	5,142,153	4,547,351
Gross margin	$48,950	$43,337	$158,531	$145,536

A reconciliation of net revenues to non-GAAP gross revenues is as follows:

	(Unaudited)
	Quarter Ended December 31,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2017	2016	2017	2016	2017	2016
Revenues:
Professional employer services	$200,731	$176,242	$1,186,658	$1,035,342	$1,387,389	$1,211,584
Staffing services	43,995	44,856	-	-	43,995	44,856
Total revenues	$244,726	$221,098	$1,186,658	$1,035,342	$1,431,384	$1,256,440
Cost of revenues	$195,776	$177,761	$1,186,658	$1,035,342	$1,382,434	$1,213,103

	(Unaudited)
	Year Ended December 31,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2017	2016	2017	2016	2017	2016
Revenues:
Professional employer services	$758,046	$673,924	$4,380,252	$3,852,301	$5,138,298	$4,526,225
Staffing services	162,386	166,662	-	-	162,386	166,662
Total revenues	$920,432	$840,586	$4,380,252	$3,852,301	$5,300,684	$4,692,887
Cost of revenues	$761,901	$695,050	$4,380,252	$3,852,301	$5,142,153	$4,547,351

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,600 clients across all lines of business in 24 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth, costs related to outstanding accounting and securities law issues, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2016 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$59,835	$50,768
Trade accounts receivable, net	136,664	126,484
Income taxes receivable	1,686	-
Prepaid expenses and other	5,724	3,899
Investments	674	5,675
Restricted cash and investments	103,652	48,557
Total current assets	308,235	235,383
Investments	1,199	642
Property, equipment and software, net	24,909	26,673
Restricted cash and investments	291,273	252,707
Goodwill	47,820	47,820
Other assets	3,215	9,293
Deferred income taxes	5,834	9,370
	$682,485	$581,888

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	5,166	4,944
Accrued payroll, payroll taxes and related benefits	181,639	153,110
Income taxes payable	-	3,041
Other accrued liabilities	9,024	7,674
Workers' compensation claims liabilities	97,673	81,339
Safety incentives liability	28,532	24,835
Total current liabilities	322,255	275,164
Long-term workers' compensation claims liabilities	265,844	231,198
Long-term debt	4,171	4,392
Customer deposits and other long-term liabilities	1,381	1,441
Stockholders' equity	88,834	69,693
	$682,485	$581,888

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2017
Revenues:
Professional employer service fees	$200,731	$176,242	$758,046	$673,924
Staffing services	43,995	44,856	162,386	166,662
Total revenues	244,726	221,098	920,432	840,586
Cost of revenues:
Direct payroll costs	33,351	34,086	122,533	126,753
Payroll taxes and benefits	100,419	88,334	404,687	357,867
Workers' compensation	62,006	55,341	234,681	210,430
Total cost of revenues	195,776	177,761	761,901	695,050
Gross margin	48,950	43,337	158,531	145,536
Selling, general and administrative expenses	34,543	32,508	123,138	113,342
Depreciation and amortization	2,463	912	5,452	3,253
Income from operations	11,944	9,917	29,941	28,941
Other income (expense), net	1,522	(74)	4,437	(3,355)
Income before income taxes	13,466	9,843	34,378	25,586
Provision for income taxes	2,980	1,796	9,208	6,787
Net income	$10,486	$8,047	$25,170	$18,799
Basic income per common share	$1.44	$1.11	$3.46	$2.60
Weighted average basic common shares outstanding	7,300	7,244	7,275	7,226
Diluted income per common share	$1.38	$1.08	$3.33	$2.55
Weighted average diluted common shares outstanding	7,585	7,460	7,551	7,378

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com